EXHIBIT 10.1

Executive Salary Protection Agreement

This Executive Salary Protection Agreement (“Agreement”) is made this 18th day of August, 2015, by and between Jason C. Castle (“Executive”) and Heritage Oaks Bank (“Bank”) with respect to the following:

Recitals

WHEREAS, Executive currently serves as the Bank’s Executive Vice President / Chief Financial Officer without benefit of an employment contract;

WHEREAS, The Board of Directors of the Bank has deemed it appropriate for Executive to be granted certain protections in the event of job loss related to a merger or acquisition of the Bank and/or its holding company, Heritage Oaks Bancorp (“the Company”);

NOW, THEREFORE, Bank and Executive agree as follows:

Agreement

1.              For good and valuable consideration, receipt of which is hereby acknowledged, Bank undertakes to provide Executive with the salary protection benefits (“the Benefit”) set forth herein, upon the terms and conditions also set forth below.

2.              Upon satisfaction of the conditions set forth herein, Executive shall be entitled to a Benefit in the following aggregate amount, to be paid in a lump sum on the forty-fifth (45th) day following the Termination Date, subject to the Waiver and Release Agreement having become effective as described in Paragraph 8 hereof: one and one-half times, (a) Executive’s base annual salary at the rate in effect for Executive immediately prior to the occurrence of the applicable event set forth in Paragraph 7 hereof, plus (b) Executive’s cash bonus earned for the calendar year ended immediately prior to the occurrence of such event.

3.              The Benefit shall be earned, and payment made, if and only if, Executive’s employment with the Bank and the Company terminates for one or more of the reasons set forth in Paragraph 5 hereof within three (3) months prior to, or within twelve (12) months following, a change in control event as defined in this Agreement. The first day of the first month following Executive’s termination of employment for such reason or reasons is referred to herein as the “Termination Date.”

4.              If the Executive is entitled to the Benefit and timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), in addition to the Benefit, the Bank shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment and submits proof thereof in any form reasonably requested by the Bank. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

5.              For purposes of this Agreement, “termination” means the termination of Executive’s employment with the Bank and the Company as a result of the occurrence of any one or more of the following without Executive’s written consent, but specifically excludes any termination for Cause, as defined below:

a.              The termination of Executive’s employment by the Bank without Cause;

b.              a reduction of more than 15% in the Executive’s base salary other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions;

c.               a reduction of more than 15% in the Executive’s annual bonus opportunity other than a general reduction in annual bonus that affects all similarly situated employees in substantially the same proportions;

d.              a relocation of the Executive’s principal place of employment which increases the Executive’s commute to work by more than thirty-five (35) miles, except for required travel on Bank business to an extent substantially consistent with the Executive’s business travel obligations as of the date of relocation;

e.               the Bank’s failure to obtain an agreement from any successor to the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

f.                material adverse change in the duties assigned to Employee.

6.              For purposes of this Agreement, “Cause” shall mean:

a.              the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

b.              the Executive’s engagement in dishonesty, illegal conduct or gross misconduct;

c.               Embezzlement, misappropriation or fraud by the Executive, whether or not related to the Executive’s employment with the Bank;

d.              the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

e.               the Executive’s violation of a material policy of the Bank or the Company;

f.                the Executive’s willful unauthorized disclosure of Confidential Information;

g.               any failure by the Executive to comply with the Bank’s or Company’s written policies or rules.

7.              For purposes of this Agreement, “change in control event” means the occurrence of any of the following:

a.              one person (or more than one person acting as a group) acquires ownership of stock of the Bank or the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

b.              one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Bank or the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

c.               a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

d.              the sale of all or substantially all of the Bank’s or Company’s assets.

Notwithstanding the foregoing, such an occurrence shall constitute a “change in control event” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) of the Bank or the Company.

8.              A pre-condition to Executive’s right to receive the Benefit shall be Executive’s execution, delivery and non-revocation, and expiration of any revocation period, of a Waiver and Release Agreement in the form attached hereto as Exhibit “A” to the Bank, or its successor-in-interest, all occurring within 30 days of the date of Executive’s termination.  Additionally, if Executive breaches this Agreement at any time that Bank, or Bank’s successor in interest, is making payments to Executive pursuant to Sections 2, 3 or 4, then, in addition to any other rights Bank, or its successor in interest, may have at law or equity, the obligation to make any further payments to Executive will be terminated effective as of the date of Executive’s breach.

9.              As partial consideration for this Agreement, Executive agrees to refrain, for a period of twelve months following the date of termination of employment, from disclosure of confidential or proprietary information of the Bank, Company, or any customer of the Bank to any person who is not expressly authorized to receive such information.

For purposes of this Agreement, “Confidential Information” is agreed to include, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, operations, services, strategies, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, trade secrets, policy  manuals, records, vendor information, financial information, results, accounting records, legal information, marketing information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, reports, internal controls, security procedures, market studies, sales information, revenue, costs, notes, communications, product plans, ideas, customer information, customer lists,  of the Bank or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Bank in confidence.

10.       Restrictive Covenants.

a.              Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, recruit, attempt to recruit, or induce the termination of employment of any employee of the Bank or Company, for twelve (12) months beginning on the Termination Date.

b.              Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Bank, he will have access to and learn about much or all of the Bank’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, account history, preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to services desirable to the customer.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, for twelve (12) months beginning on the Termination Date, not to directly or indirectly solicit  the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Bank.

This restriction shall only apply to customers about whom the Executive has information that is not available publicly.

11.       Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or Company or its businesses, or any of its directors, employees, officers, existing and prospective customers, vendors, investors and other associated third parties.

This Section 11 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer.

12.       Notwithstanding anything to the contrary contained herein, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payment contemplated under Section 2), is conditioned upon (i) the Bank obtaining any necessary approval from the Federal Deposit Insurance Corporation, and (ii) compliance with applicable law, including 12 C.F.R. Part 359.  In addition, the Executive covenants and agrees that the Company and its successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4), and the Executive shall promptly return any such “golden parachute payment” upon such demand.

13.       This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Luis Obispo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.       Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.       No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Bank. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.       Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

17.       If, at the time any sums would otherwise be payable under this Agreement, the Bank is deemed to be in troubled condition or under any regulatory order which would result in the payment of such sums being deemed as prohibited “Golden Parachute” payments; or if payment of such sums would violate any law or regulation then applicable to the Bank, this Agreement shall be null and void and no sum shall be due to Executive hereunder.

18.       Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. For purposes of determining the timing of any payments to be made under this Agreement by reference to Executive’s termination of employment, “termination” and “termination of employment” shall refer to Executive’s “separation from service” as defined for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall be paid on the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth on page 1.

Heritage Oaks Bank	Executive

By: /s/ Simone F. Lagomarsino	/s/ Jason C. Castle
Simone F. Lagomarsino	Jason C. Castle
Chief Executive Officer	EVP/Chief Financial Officer

Exhibit A

Form of Waiver and Release Agreement

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) is made as of the date last written below, by and between Heritage Oaks Bank (“Employer”) and [*] (“Employee”).  This Agreement is made with specific reference to the following facts:

RECITALS

A.                                    Employer and Employee have entered into an Executive Salary Protection Agreement dated [xx/xx/20xx].

B.                                    A condition precedent to Employer’s obligations under the Executive Salary Protection Agreement is the Employee’s execution of this Agreement upon termination of Employee’s employment.

C.                                    As an at-will employee, Employee is not entitled to receive severance pay or any additional termination benefits from Employer, other than as set forth in the Executive Salary Protection Agreement.

Waiver and Release

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:

1.                                      In consideration of this Agreement and the consideration extended to Employee under the Executive Salary Protection Agreement which is conditioned upon Employee’s execution of this Agreement, Employee does hereby for himself, his administrators, agents, successors-in-interest and assigns, fully and forever release and discharge Employer, its shareholders, directors, officers, employees, attorneys and agents, and each of them, of and from any and all promises, agreements, claims, demands, actions, causes of action, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, against them by reason of any occurrences or any damages or injuries in any way sustained by Employee at any time prior to and including the date of this Agreement, including, but not limited to, any and all claims or causes of action arising from his employment by Employer or the termination of his employment with Employer.

1.1.                            Employee expressly acknowledges and agrees that this Agreement releases claims that include, but are not limited to: breach of contract (express or implied); intentional infliction of emotional harm; wrongful discharge; defamation or other tort claims; attorneys’ fees or court costs; claims arising out of:  Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000(e) et seq. (Title VII); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the California Fair Employment and Housing Act, Part 2.8 Division 3, Title 2 of the Government Code, Section 12900-12996 (FEHA); the Rehabilitation Act of 1973, as amended, Section 1981 of Title 42 of the United States Code; Labor Code Section 1102.1; or any other federal, state, or municipal statute, ordinance or common-law theory relating to wrongful employment termination, breach of contract, breach of fiduciary duty, discrimination in employment or unfair employment practices.

1.2.                            Employee hereby releases Employer from any unknown or unanticipated damages arising from the matters set forth in this Agreement.  Employee acknowledges that she is familiar with, and hereby waives, all rights recognized by the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being thus familiar and aware, Employee expressly waives the effects of Civil Code Section 1542, as well as any analogous state or federal statute or regulation.  Thus, notwithstanding the provisions of Civil Code Section 1542, and for the purpose of effecting a full and complete release, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action which Employee may now have or did have, including claims or causes of action she does not know of or suspect to exist in his favor as of the Effective Date of this Agreement, and that this Agreement contemplates that all such claims and causes of action will be extinguished.  The parties hereby acknowledge and agree that this release does not waive any future claims the Employee may have.

2.                                      This Agreement shall become effective on the 8th calendar day after the date of execution by Employee (the “Effective Date”).  In all events, however, this Agreement must have been executed by Employee and delivered to Employer no later than 5:00 p.m. on [expiration date].  Thereafter, this Agreement shall be deemed withdrawn by Employer and shall no longer be capable of acceptance or execution by Employee.

2.1.                            In express consideration for Employee’s voluntary execution and delivery of this Agreement, Employer shall pay to Employee those benefits set forth in the Executive Salary Protection Agreement.

3.                                      Employee acknowledges that, but for this Agreement, she would not be entitled to the benefits set forth in the Employment Agreement.

4.                                      Employee is advised to review this Agreement and its terms with an attorney and any other advisors of his choice.  Employee represents that she understands all terms and conditions of this Agreement completely and executes this Agreement voluntarily, without any inducements, promises, or representations made by Employer or any person purporting to represent or serve Employer, except as stated in this Agreement.

5.                                      The following miscellaneous provisions shall apply to this Agreement:

5.1.                            This Agreement and any other documents referred to herein shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.  The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

5.2.                            This Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the matters addressed herein.  This Agreement may only be amended by a written agreement signed by the parties hereto.

5.3.                            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

5.4.                            Each party executing this Agreement has full authority, mental capacity and power to do so, and no further actions are otherwise necessary to bind him to it.

5.5.                            If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which this Agreement is held invalid shall not be affected thereby.  The parties hereto agree that each provision of this Agreement is a material provision and that failure of any party to perform any one provision hereof shall be the basis of the voiding of the entire Agreement at the option of the other party, or for pursuing an action at law for such breach.  Any party may waive or excuse the failure of any other party to perform any provision of this Agreement; provided, however, that any such waiver shall not preclude the enforcement of this Agreement upon any subsequent breach.  The parties further agree that in the event a court of competent jurisdiction finds any of the provisions of this Agreement to be unenforceable, it is the parties’ intent that such provisions be reduced in scope by the court, but only to the extent being necessary by the court to render the provision reasonable and enforceable.

5.6.                            Each of the parties agrees to execute any and all further agreements or documents necessary to effectuate the intent and purposes of this Agreement.

5.7.                            All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons or entities may require.

5.8.                            The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnities of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date designated below their signatures.

“EMPLOYEE”	“EMPLOYER”
HERITAGE OAKS BANK

By:
Name:	Title:
Dated:	Dated: *

* No sooner than seven calendar (7) days after the Employee’s signature